Exhibit 10.2

Execution Version

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of November 10, 2017, by and among TheStreet, Inc., a Delaware corporation (the “Company”), and each of those entities (each an “Investor” and collectively the “Investors”) listed on the Schedule of Investors attached as Exhibit A (the “Schedule of Investors”).

Recitals

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the 1933 Act (as defined herein) and Rule 506 of Regulation D as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder;

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, an aggregate of $7,849,999.30 (the “Purchase Price”) of the Company’s shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $1.10 per Share (the “Per Share Price”);

WHEREAS, contemporaneous with the sale of the Shares, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws;

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, the Company proposes to enter into an exchange agreement (the “TCV Agreement”) with entities affiliated with Technology Crossover Ventures (collectively, “TCV”), pursuant to which TCV will exchange all of the shares of the Company’s Series B convertible preferred stock held by TCV in exchange for an aggregate of (i) 6,000,000 newly issued shares of Common Stock (the “TCV Shares”) and (ii) an amount in cash equal to $20,000,000 (such exchange and related transactions, the “TCV Exchange”);

WHEREAS, the consummation of the transactions contemplated hereby shall occur concurrently with, and be conditioned on, the consummation of such TCV Exchange.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Agent” means Lake Street Capital Markets, LLC.

“Business Day” means any day, other than a Saturday or Sunday or other day, on which banks in the City of New York are authorized or required by law or executive order to remain closed.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

“Effectiveness Deadline” means the date on which the initial Registration Statement is required to be declared effective by the SEC under the terms of the Registration Rights Agreement.

“Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property Rights” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, properties, liabilities, operations, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Significant Subsidiaries, individually or taken as a whole, (ii) the transactions contemplated hereby or the other Transaction Documents or (iii) the ability or authority of the Company to perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which is material to the business of the Company and its Significant Subsidiaries, individually or taken as a whole, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Capital Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“SEC Filings” has the meaning set forth in Section 4.6.

“Significant Subsidiary” means each of Bankers Financial Products Corporation (d/b/a RateWatch), The Deal, LLC and Management Diagnostics Limited (d/b/a BoardEx).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

2.            Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, each Investor shall severally, and not jointly, purchase, and the Company shall sell and issue to each Investor, the Shares in the amounts set forth opposite each such Investor’s name on the Schedule of Investors in exchange for the portion of the Purchase Price equal to the Per Share Price multiplied by the number of Shares to be purchased by such Investor as specified in Section 3 below.

3.            Closing. Upon confirmation that the other conditions to closing specified herein have been satisfied or duly waived by the Investors, the Company shall cause to be issued and delivered to each Investor book-entry notations registered in such Investor’s name, representing the Shares that such Investor is purchasing against payment of such Investor’s pro rata portion of the Purchase Price therefor as set forth opposite such Investor’s name on the Schedule of Investors by a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company. On the date (the “Closing Date”) the Company receives the Purchase Price, the book-entry notations evidencing the Shares shall be delivered to the Investors (the “Closing”). The Closing of the purchase and sale of the Shares shall take place at the offices of Orrick, Herrington & Sutcliffe LLP at 405 Howard Street, San Francisco, California concurrently or promptly following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 6 occurs or at such other location and on such other date as the Company and the Investors shall mutually agree.

4.            Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as set forth in the SEC Filings where specifically referenced or on the corresponding sections of the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4.1           Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent the concept of good standing is recognized in the relevant jurisdiction) and has all requisite power and authority to carry on its business as now conducted and to own or lease its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction (to the extent the concept of good standing is recognized in the relevant jurisdiction) in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to be in good standing or so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 4.1 hereto.

4.2           Authorization. The Company has all corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance and delivery of the Shares, and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and assuming due execution and delivery thereof by each of the other parties thereto, the Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.3           Capitalization. Schedule 4.3(1) sets forth as of the date hereof, (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and were not issued in violation of any pre-emptive right, resale right, right of first refusal or similar right. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and were not issued in violation of any pre-emptive right, resale right, right of first refusal or similar right and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 4.3(2), there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 4.3(3) and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described on Schedule 4.3(4) and except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4           Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all preemptive or similar rights (except for those which have been validly waived prior to the date hereof), taxes, liens and charges and other encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in this Agreement or imposed by applicable securities laws.

4.5           Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and Nasdaq listing requirements, post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods and those where the failure to obtain such consent, take such action or make such filing would not reasonably be expected to result in a Material Adverse Effect.

4.6          Delivery of SEC Filings; Business. The Company has made available to the Investors through the SEC’s EDGAR system, true and complete copies of the Company’s reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act during the two (2) years prior to the date hereof (collectively with all amendments, exhibits, financial statements, notes and schedules thereto, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings.

4.7          Use of Proceeds. The net proceeds of the sale of the Shares shall be used by the Company for funding in part the cash consideration to be paid in the TCV Exchange.

4.8          No Material Adverse Change. Since December 31, 2016, except as identified and described on Schedule 4.8, there has not been:

(i)          any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii)         any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii)        any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv)        any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v)         any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi)        any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to any Material Contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii)       any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii)      any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix)         the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x)          the loss, to the Company’s Knowledge, threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi)         any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.9          SEC Filings; Financial Information; S-3 Eligibility.

(a)          At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Company’s Knowledge, the written information furnished by or on behalf of the Company to any of the Investors prior to the date hereof in connection with the transactions contemplated hereby which is not included in the SEC Filings (including, without limitation, information referred to in Section 5.6 of this Agreement or in the disclosure schedules to this Agreement), taken as a whole, does not contain, as of the date furnished, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made; provided that with respect to projections, forecasts, estimates, budgets and other forward-looking statements and information that were prepared by the Company, the Company only represents that such projections, forecasts, estimates, budgets and other forward-looking information were prepared in good faith upon assumptions believed by the Company to be reasonable at the time made.

(b)          The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, except for normal year-end audit adjustments and as otherwise as permitted by Form 10-Q under the 1934 Act).

(c)          The Company satisfies the “registrant requirements” for use of Form S-3 set forth in General Instruction I.A to Form S-3 promulgated by the SEC.

4.10         No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the SEC’s EDGAR system), or (b) any statute, rule, regulation or order of Nasdaq, any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, except as which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract required to be filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K, except as which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.11         Tax Matters. The Company and each of its Subsidiaries has filed all tax returns required to be filed by the Company or such Subsidiary with all appropriate governmental agencies within the applicable periods for such filings (with due regard to any extension) and has paid all taxes required to be paid, except for any such failures to file or pay that would not individually or in the aggregate have a Material Adverse Effect. No material deficiencies for any tax are currently assessed against the Company or any of its Subsidiaries, and no tax returns of the Company or any of its Subsidiaries have been audited during the last three years, and, there is no such audit pending or, to the knowledge of the Company, contemplated. There is no outstanding claim by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to the imposition of any material tax by that jurisdiction.

4.12         Title to Properties. The Company and its Subsidiaries do not own any real property; except as disclosed in the SEC Filings, the Company and each Subsidiary has good and marketable title to all personal property owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.13         Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where such failure has not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.14         Labor Matters. Except as described on Schedule 4.14, the Company has described in, or filed as an exhibit to, the SEC Filings filed prior to the date of this Agreement all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Filings: employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements in effect by the Company and its Subsidiaries) (the “ERISA Documents”). Except for any compliance failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance in all respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents; and (b) each such ERISA Document is in compliance in all respects with all applicable requirements of ERISA. To the Company’s Knowledge, none of the Company’s or its Subsidiaries’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her employment obligations to the Company or its Subsidiaries or that would conflict with the Company’s and its Subsidiaries’ business as now conducted or proposed to be conducted, except for such contracts and other agreements, judgments, decrees and orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.15         Intellectual Property. All Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries that were developed, worked on or otherwise held by any employee, officer, consultant or otherwise are owned free and clear by the Company or one of its Subsidiaries (as the case may be) by operation of law or have been validly assigned to the Company one of its Subsidiaries (as the case may be) other than those Intellectual Property Rights where the failure to own or assign such rights would not, individually or in its aggregate be reasonably likely to have a Material Adverse Effect. The Intellectual Property Rights are sufficient in all material respects to carry on the business of the Company and each of its Subsidiaries as presently conducted and as proposed to be conducted. To the knowledge of the Company, with such exceptions as are not, individually or in the aggregate reasonably likely to have a Material Adverse Effect, the Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries do not infringe the intellectual property rights of any third party. To the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property Rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property Rights and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property Rights or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property Rights or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

4.16         Litigation. With such exceptions that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect, there is no litigation or governmental proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or affecting any of the properties or assets of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any Subsidiary or any of their assets or property.

4.17         Insurance Coverage. The Company and each Subsidiary maintains insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary. All such insurance is fully in force, except where the failure to be in full force has not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect

4.18         Compliance with Nasdaq Continued Listing Requirements. Except as described in the SEC Filings, the Company is in compliance with applicable Nasdaq continued listing requirements. Except as described in the SEC Filings, there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the Common Stock from Nasdaq. The issuance by the Company of the Shares shall not have the effect of delisting or suspending the Common Stock from Nasdaq.

4.19         Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as described in Schedule 4.19. The Company shall pay, and hold each Investor harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

4.20         Securities Law Compliance. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5 hereof, the offer, sale and issuance of the Shares pursuant to this Agreement will be exempt from the registration requirements of the 1933 Act. The Company has not, in connection with the transactions contemplated by this Agreement, engaged in: (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) promulgated under the 1933 Act); (b) any action involving a “public offering” within the meaning of Section 4(a)(2) of the 1933 Act; or (c) any action that would require the registration under the 1933 Act of the offer and sale of the Shares pursuant to this Agreement. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the 1933 Act. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries or any of their Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Shares to require approval of stockholders of the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation. None of the Company, its Subsidiaries, their Affiliates nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Shares under the 1933 Act or cause the offering of any of the Shares to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

4.21         Transactions with Affiliates. Except as disclosed in the SEC Filings or as disclosed on Schedule 4.21, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.22         Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and that are currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the 1934 Act). Such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the 1934 Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure. To the Company’s Knowledge, there is no (i) significant deficiency in the design or operation of internal controls which could adversely affect the Company’s or any of its Subsidiary’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any of its Subsidiary’s internal controls.

4.23         Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

4.24          Investment Company. Neither the Company nor any of its Subsidiaries is, and immediately after giving effect to the sale of the Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.25          Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its formation (including, without limitation, Section 203 of the Delaware General Corporation Law) which is or could become applicable to any Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Shares and any Investor’s ownership of the Shares.

4.26          Solvency. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

4.27          Conduct of Business. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any certificate of designations, preferences or rights of any other outstanding series of preferred stock of the Company or any of its Subsidiaries or Bylaws or their organizational charter, certificate of formation or certificate of incorporation or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.28          Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.29          No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries or Affiliates is, or is directly or indirectly owned or controlled by, a Person that is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Departments of State or Commerce and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo or Sanctions prohibiting trade with the country or territory, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); no action of the Company or any of its Subsidiaries in connection with (i) the execution, delivery and performance of this Agreement and the other Transaction Documents, (ii) the issuance and sale of the Shares or (iii) the direct or indirect use of proceeds from the Shares or the consummation of any other transaction contemplated hereby or by the other Transaction Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other Transaction Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any Subsidiary, joint venture partner or other person or entity, for the purpose of (i) unlawfully funding or facilitating any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) unlawfully funding or facilitating any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, or since the Company’s or such subsidiary’s formation, whichever is more recent, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

4.30          Anti-Bribery. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Company, or any of its Subsidiaries or Affiliates, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, to any employee or agent of a private entity with which the Company does or seeks to do business (a “Private Sector Counterparty”) or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K Bribery Act 2010, or any other similar law of any other jurisdiction in which the Company operates its business, including, in each case, the rules and regulations thereunder, (iv) taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (v) otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment; the Company and each of its respective Subsidiaries has instituted and has maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the laws referred to in (iii) above and with this representation and warranty; and none of the Company, nor any of its Subsidiaries or Affiliates will directly or indirectly use the proceeds of the sale of the Shares or lend, contribute or otherwise make available such proceeds to any subsidiary, Affiliate, joint venture partner or other person or entity for the purpose of financing or facilitating any activity that would violate the laws and regulations referred to in (iii) above.

4.31          Shell Company Status. The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i).

4.32          No Disqualification Events. With respect to Shares to be offered and sold hereunder in reliance on Rule 506(b) under the 1933 Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Investors a copy of any disclosures provided thereunder.

4.33          Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) other than the Persons set forth on Schedule 4.19, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) other than the Persons set forth on Schedule 4.19, paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

5.            Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1            Organization and Existence. Such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to purchase the Shares pursuant to this Agreement.

5.2           Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and, assuming due execution and delivery thereof by each of the other parties thereto, each will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.3           Consents. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of such Investor in connection with the execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party, except for: (a) those which have already been made or granted; (b) the filing with the SEC of any filing required pursuant to Section 13 and/or Section 16 of the 1934 Act; and (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Investors to perform their obligations hereunder.

5.4           Purchase Entirely for Own Account. The Shares to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time. Neither such Investor nor any Affiliate of such Investors is a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.5           Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.6           Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares. Such Investor acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.7           Restricted Securities. Such Investor understands that the are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.8           Legends. It is understood that the book-entry notations evidencing the Shares shall bear a restrictive legend in substantially the following form (in addition to any legend required under applicable state securities laws), until such time as they are not required under Section 7.5 or applicable law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 10, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICES.”

5.9           Accredited Investor. Such Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.10         No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general advertising or, to such Investor’s knowledge, general solicitation.

5.11         Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12        Prohibited Transactions. Since the earlier of (a) such time as such Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Shares, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, (A) effected or agreed to effect any transactions in the securities of the Company or involving the Company’s securities while in possession of any material nonpublic information of the Company disclosed to such Investor in connection with such Investor’s decision-making with respect to their acquisition of the Shares or (B) effected or agreed to effect any short sale (as defined in Rule 200 of Regulation SHO under the 1934 Act (“Short Sales”)), whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares (each, a “Prohibited Transaction”). Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the Effective Date, (iii) the Effectiveness Deadline and (iv) the date the Shares may be sold pursuant to Rule 144, each Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. Each Investor understands and acknowledges that the SEC currently takes the position that covering a short position established prior to effectiveness of a resale registration statement with shares included in such registration statement would be a violation of Section 5 of the 1933 Act, as set forth in the SEC’s Compliance and Disclosure Interpretation 239.10.

5.13        Trading Price. Such Investor acknowledges that while the Per Share Price has been determined through negotiations with third-party unaffiliated Investors, the Company’s stock is thinly traded, and accordingly the trading price of the Company’s stock may not accurately reflect the current value of the Company.

6.            Conditions to Closing.

6.1          Conditions to the Investors’ Obligations. The obligations of the Investors to purchase the Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Investors:

(a)          The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. Such Investor shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect.

(b)          The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(c)          The Company shall have issued to each Investor book-entry shares representing the number of Shares set forth opposite such Investor’s name in the Schedule of Investors.

(d)          The Company shall have duly executed and delivered the Registration Rights Agreement.

(e)          The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares on the Nasdaq Capital Market, a copy of which shall have been provided to the Investors.

(f)           The Company shall have received gross proceeds from the sale of the Shares as contemplated hereby of the Purchase Price.

(g)          The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company, or any authorized committee thereof, approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(h)          The Investors shall have received an opinion from Orrick, Herrington & Sutcliffe LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors and addressing such legal matters as the Investors may reasonably request.

(i)           No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(j)           The Company shall have consummated the TCV Exchange.

(k)          The Company shall have delivered to such Investor a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries listed on Exhibit C hereto in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.

(l)           The Company shall have delivered to such Investor a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date.

(m)        The Company shall have obtained all governmental, regulatory or third party consents and approvals, including, without limitation, from Nasdaq, if any, necessary for the sale of the Shares.

6.2          Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Shares at the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Company:

(a)          The representations and warranties made by the Investors in Section 5 hereof, other than the representations and warranties contained in Sections 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.10 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

(b)          The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(c)          The Investors shall have executed and delivered the Registration Rights Agreement.

(d)         The Investors shall have delivered the Purchase Price to the Company.

6.3          Termination of Obligations to Effect Closing; Effects.

(a)          The obligations of the Company, on the one hand, and any Investor, on the other hand, to effect the Closing shall terminate as follows:

(i)         Upon the mutual written consent of the Company and such Investor;

(ii)        By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)       By such Investor if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by such Investor; or

(iv)       By either the Company or the Investors if the Closing has not occurred on or prior to November 17, 2017;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)           Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7.            Covenants and Agreements of the Parties.

7.1          Form D and Blue Sky. The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to each Investor promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Investors at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investors on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

7.2          Reporting Status. Until the earlier of (A) six months after such date as all of the Registrable Securities (as defined in the Registration Rights Agreement) may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect and without the requirement for the Company to be in compliance with Rule 144(c)(1) and (B) such date as all of the Registrable Securities shall have been resold pursuant to a Registration Statement, Rule 144 or otherwise in a transaction in which the transferee receives freely tradable shares (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination. The Company hereby covenants and agrees to use commercially reasonable efforts to maintain its eligibility to register the Shares for resale by the Investors on Form S-3. The failure to file a report in a timely manner shall not be deemed to be a breach of this Section 7.2 so long as the Investors are able to sell their Shares without restriction or interruption under an effective Registration Statement filed with the SEC by the Company.

7.3          Notice of Disqualification Events. The Company will notify the Investors in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

7.4          Listing. The Company will use reasonable best efforts to continue the listing and trading of its Common Stock and to effect and maintain the listing of the Shares on Nasdaq.

7.5          Transfer; Removal of Legends. The Shares may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered for resale under the 1933 Act as contemplated by the Registration Rights Agreement, (B) such Investor shall have delivered to the Company an opinion of counsel, in a reasonably acceptable form, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Investor provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144. The Company shall, or shall cause the Transfer Agent to, issue replacement book-entry notations representing the Shares sold or disposed of without restrictive legends, or, at the election of such Investor, by delivery via the Deposit/Withdrawal at Custodian system of The Depository Trust Company (“DTC”), upon the earlier of (i) registration for resale under the 1933 Act at which time the Company shall cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act or (ii) the Shares becoming freely tradable by a non-Affiliate pursuant to Rule 144 and such non-Affiliate delivers to the Company a customary representation that the Shares may be sold pursuant to Rule 144.

7.6          Transfer Restrictions.

(a)           Notwithstanding anything to the contrary this Agreement, the Investors will not at any time directly or indirectly transfer or assign any Shares, or any interest therein, knowingly to (i) any person or entity that directly competes with the Company in one or more material aspects of the Company's business, as determined in good faith by the Board of Directors of the Company in its reasonable discretion, or (ii) any member of a “group” (as defined in Section 13(d)(3) of the 1934 Act) which has filed a statement of beneficial ownership report on Schedule 13D with the SEC or otherwise expressed an interest in acquiring the Company and any such transfer or assignment shall be null and void unless otherwise approved in advance by the Company; provided, however, that the foregoing shall not restrict any such transfer into the public market pursuant to a bona fide registered public offering or any open market transaction or any transfer made in connection with the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise; provided, further, that the foregoing shall not restrict the ability of the Investors to vote their shares or otherwise execute proxies and/or consents pertaining thereto.

(b)           During the Standstill Period, the Company must be, within a reasonable time after a transfer otherwise permitted hereunder, furnished with written notice of such transfer, including the name and address of such transferee, and no such transfer may be made unless such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 7.9.

7.7         Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange, securities regulator or securities market, in which case the Company or the Investors, as the case may be, shall (except for filings required to be made by any Investor pursuant to Section 13 and/or Section 16 of the 1934 Act) allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 9:30 a.m. (New York City time) on the trading day immediately following the date hereof, the Company shall issue a press release (the “Press Release”) disclosing all material terms of the transactions contemplated hereby and the other Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents. No later than the fourth trading day following the date hereof, the Company will file a Current Report on Form 8-K describing the terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K the Transaction Documents with any schedules attached thereto).

7.8         Confidentiality; Insider Trading Policy.

(a)            Each Investor, severally and not jointly with the other Investors, covenants that until the earlier of (x) the issuance of the Press Release and (y) the first trading day immediately following the date of this Agreement, such Investor will, and will use its commercially reasonable efforts to cause its Affiliates to, maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents and Disclosure Schedules.

(b)            The Investors will, and will cause their Affiliates to, maintain the confidentiality of all material nonpublic information of the Company disclosed to any of them by or on behalf of the Investor Designee (in his or her capacity as a member of the Board). The Investor Designee shall further agree to comply with the insider trading compliance program of the Company applicable to outside directors including, but not limited to, trade pre-clearance requirements and trading blackout periods as may be in effect from time to time. In addition, each Investor hereby acknowledges that such Investor is aware that United States securities laws prohibit any person who has received from an issuer material nonpublic information concerning the issuer from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell the securities of such issuer, make investment recommendations based on such material nonpublic information or otherwise affect the trading price of such issuer’s securities.

7.9         Standstill. Each Investor agrees that, from the date hereof until June 30, 2019 (the “Standstill Period”), it will not, and it will cause each of its Affiliates, directors and officers not to, directly or indirectly, without the prior written consent of the Company’s Board of Directors (for which the Investor Designee shall not be deemed “disinterested”): (i) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote, or seek to advise or influence any person or entity (other than an Affiliate of the Investor) with respect to the voting of, any debt or equity securities of the Company, including relating to the election of directors with respect to the Company, (ii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its debt, equity securities or assets, (iii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing or (iv) request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 7.9 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party; provided, however, that the restrictions set forth in this Section 7.9 shall terminate and be of no further force and effect if the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise).

7.10         Board Designee. For so long as the Investors collectively beneficially own one hundred percent (100%) of the Shares and five percent (5%) or more of the total issued and outstanding shares of the Company, the Investors shall have the right to designate one member of the Board of Directors of the Company (the “Investor Designee”) (and to fill the vacancy of such member in the event of the resignation, death or removal of such member or failure of such member to be elected); provided that such Investor Designee shall qualify as an “independent director” under the listing standards of Nasdaq (or such other exchange on which the Company’s Common Stock may be listed) and shall be required to complete a questionnaire in the same form as has been executed by all other directors for the Company. The initial Investor Designee designated by the Investors shall be Mr. Kevin M. Rendino. Simultaneous with the Closing, the Company shall increase the size of its Board of Directors by one, fill the resulting vacancy with the initial Investor Designee in accordance with the Company’s Bylaws and appoint such Investor Designee as a Class I director. Unless otherwise agreed to by the Company’s Board of Directors, the Investor Designee shall not be appointed to or otherwise gain membership on any of the committees of the Board of Directors. Thereafter, so long as the Investor Designee is reasonably acceptable to the Company’s Nominating and Corporate Governance Committee (for the avoidance of doubt, it being understood that Mr. Kevin M. Rendino is reasonably acceptable to such committee), the Company shall (i) nominate and recommend in the Company’s proxy statement the Investor Designee as a Class I director of the Company’s Board of Directors at each meeting of stockholders of the Company where the class of which the Investor Designee is a member is up for election, which for the avoidance of doubt will be the 2018 annual meeting of stockholders of the Company, and (ii) in the event that the Investor Designee shall resign or be removed as a director for any reason during the period that this Section 7.10 is in effect, fill the vacancy resulting thereby with an Investor Designee. The Company shall provide all rights and benefits of indemnity to each Investor Designee as are provided to other outside directors of the Company. In the event the Company’s Nominating and Corporate Governance Committee does not in good faith approve a particular individual as the Investor Designee for the slate of Class I directors or filling of a vacancy as a result of the process described in this Section 7.10, then the Investors shall designate a different Investor Designee, whom shall be subject to the same review and approval process and whose nomination will not be unreasonably withheld. For the avoidance of doubt, the Company hereby affirms that the initial Investor Designee identified above satisfies such qualifications. At such time that the Investors no longer collectively beneficially own all of the Shares and five percent (5%) or more of the total issued and outstanding shares of the Company, or any Investor distributes any of such shares to one or more of its investors, the Investors’ right to designate the Investor Designee shall immediately terminate and the Investors shall cause the then-serving Investor Designee to promptly resign from the Company’s Board of Directors. The Investors agree to give prompt notice to the Company if they cease to collectively beneficially own any of the Shares.

7.11         Registration of TCV Shares. In accordance with Section 2(a) of the Registration Rights Agreement, the Investors hereby consent to the inclusion of the TCV Shares in the initial Registration Statement to be prepared and filed by the Company thereby.

8.            Miscellaneous.

8.1           Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

8.2           Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Shares in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

8.4           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5          Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile (or like transmission), then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iv) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (v) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: Heather Mars, General Counsel

Facsimile: (212) 321-5015

Email: heather.mars@thestreet.com

With a copy to (which shall not constitute notice to the Company):

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105

Attention: Karen Dempsey

Facsimile: (415) 773-5759

Email: kdempsey@orrick.com

If to an Investor:

180 Degree Capital Corp.

7 N. Willow Street, Suite 4B

Montclair, New Jersey 07042

Attention: Daniel B. Wolfe

Facsimile: 973-746-4508

Email: Daniel@180degreecapital.com

With a copy to (which shall not constitute notice to the Investors):

Schulte Roth & Zabel LLP

1152 Fifteenth Street, NW, Suite 850

Washington, DC 20005

Attention: John J. Mahon

Facsimile: (202) 730-4520

Email: John.Mahon@srz.com

8.6           Expenses. Whether or not the Closing shall occur, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses, except that, upon consummation of the transactions contemplated hereby, the Company shall pay up to $50,000 of the reasonable and documented out-of-pocket fees and expenses incurred by the Investors, including, without limitation, the reasonable and documented fees and expenses of counsel for the Investors.

8.7           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any such amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities.

8.8           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). To the extent permitted by applicable law and subject to the foregoing, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.9           Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

8.10         Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

8.11         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts made in and to be performed in that state, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

8.12         Indemnification. In consideration of each Investor’s execution and delivery of the Transaction Documents and acquiring the Shares thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Investor and each other holder of the Shares and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than claims for indemnification within the scope of Section 6 of the Registration Rights Agreement, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Shares, or (iii) the status of such Investor or holder of the Shares as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents, except, in each case, with respect to any Indemnified Liabilities that resulted solely from any Indemnitee’s gross negligence, willful misconduct or fraud. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8.12 shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement or caused their duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

The Company:	THESTREET, INC.

	By:	/s/ David A. Callaway
	Name:	David A. Callaway
	Title:	Chief Executive Officer

[Signature Page to TheStreet, Inc. Securities Purchase Agreement]

The Investors:	180 Degree Capital Corp.

	By:	/s/ Daniel Wolfe
	Name:	Daniel Wolfe
	Title:	President

TheStreet SPV Series, a limited liability company series of 180 Degree Capital Management, LLC

	By:	/s/ Daniel Wolfe
	Name:	Daniel Wolfe
	Title:	President, 180 Degree Capital Corp.
Managing Member

[Signature Page to TheStreet, Inc. Securities Purchase Agreement]

Exhibit A

Schedule of Investors

Investor	Number of Shares	Aggregate Purchase Price
180 Degree Capital Corp.	3,636,363	$3,999,999.30
TheStreet SPV Series, a limited liability company series of 180 Degree Capital Management, LLC	3,500,000	$3,850,000.00
Total	7,136,363	$7,849,999.30

Exhibit B

Registration Rights Agreement

[To be attached]

Exhibit C

Significant Subsidiaries

Entity	Jurisdiction of Organization

Bankers Financial Products Corporation	Wisconsin
The Deal L.L.C.	Delaware
Management Diagnostics Limited	United Kingdom

Disclosure Schedules

These are the “Disclosure Schedules” referred to in the Securities Purchase Agreement dated as of November 10, 2017 (the “Agreement”) among TheStreet, Inc., a Delaware corporation, and each of the Persons listed as an Investor on the Schedule of Investors attached as Schedule I thereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

Schedule 4.1     Organization, Good Standing and Qualification.

1.	Subsidiaries of the Company:

Entity	Jurisdiction of Organization

Bankers Financial Products Corporation	Wisconsin
BankingMyWay.com, LLC	Wisconsin
Boardex LLC	Delaware
Management Diagnostics Limited	United Kingdom
MDL ESOP Limited	United Kingdom
SP-TSC Holdings LLC	Delaware
Stockpickr LLC	Delaware
The Deal L.L.C.	Delaware

Schedule 4.3      Capitalization.

1.	Authorized and outstanding capital stock:

As of November 10, 2017, and without giving effect to the transactions contemplated hereby or the TCV Exchange, the Company had:

●	preferred stock; $0.01 par value; 10,000,000 shares authorized; 5,500 shares issued and outstanding and designated Series B Preferred Stock;

●	common stock; $0.01 par value; 100,000,000 shares authorized; 43,411,044 shares issued and 35,877,562 shares outstanding;

●	treasury stock; at cost; 7,533,482 shares;

●	1,168,013 shares of common stock available for future issuance under the Company’s 2007 Plan;

●	5,383,261 shares of common stock issuable upon exercise of outstanding options;

●	763,067 shares of common stock issuable upon vesting of granted restricted stock units;

DS-1

●	3,856,942 shares of common stock issuable upon conversion of the Series B Preferred Stock;

2.           The transactions contemplated by the following:

a.            TCV Agreement.

b.            Employment Agreement dated as of November 8, 2017, between James J. Cramer and the Company (the “Cramer Employment Agreement”).

3.           Agreements with securityholders:

a.            TCV Agreement.

b.            Cramer Employment Agreement.

4.           Agreements with registration rights:

a.            TCV Agreement.

Schedule 4.8         No Material Adverse Change.

1.           The transactions contemplated by the following:

a.            TCV Agreement.

b.            Cramer Employment Agreement.

Schedule 4.14       Labor Matters.

1.           The following agreements:

a.            Cramer Employment Agreement.

Schedule 4.19       Brokers and Finders.

1.           The following agreements:

a.            Letter Agreement, dated September 11, 2017, between TheStreet, Inc. and Lake Street Capital Markets, LLC.

b.            Letter Agreement, dated November 7, 2017, between TheStreet, Inc. and B. Riley FBR, Inc.

Schedule 4.21       Transactions with Affiliates.

1.           The transactions contemplated by the following:

a.            Cramer Employment Agreement.

DS-2